                                                                    EXHIBIT 99.1
For immediate release

Contacts: Jane Ostrander
Media Relations
847 482-5607
jane.ostrander@tenneco-automotive.com

Leslie Hunziker
Investor Relations
847 482-5042
leslie.hunziker@tenneco-automotive.com


                   TENNECO AUTOMOTIVE REPORTS IMPROVED RESULTS

         o Company reports net income of $24 million and EPS of 58-cents per share
         o Results reflect sixth consecutive quarter of year-over-year improvement in income, before the cumulative effect of the change in accounting for goodwill
         o        European original equipment emissions control business posts significant year-over-year profitability improvement
         o        Company achieves restructuring, SGA&E savings and Six Sigma improvement targets
         o Significantly improves liquidity through successful bond offering

         Lake Forest, Illinois, July 22, 2003 -- Tenneco Automotive (NYSE: TEN) announced today that the company reported net income of $24 million, or 58-cents per diluted share, in the second quarter of 2003, versus net income of $19 million, or 45-cents per diluted share for the second quarter of 2002. EBIT (income before interest, taxes and minority interest) was $67 million in the quarter compared with $71 million in second quarter 2002. EBIT before depreciation and amortization (EBITDA) was $108 million for the quarter, versus second quarter 2002 EBITDA of $106 million. See the table entitled, "Reconciliation of GAAP Results to non-GAAP Results" which is attachment 2 to this press release for more information about EBITDA and other non-GAAP results in this press release.

         The company reported revenue of $998 million for the quarter versus $948 million in second quarter 2002. Excluding a $76 million benefit from favorable currency exchange rates during the quarter, second quarter 2003 revenue was $922 million. The decline in revenues, after excluding the currency benefit, was primarily driven by softer global aftermarket sales. Global original equipment (OE) revenue was down only 1 percent, after currency adjustments, stronger than the industry market performance.

         "We are pleased with our ability to deliver our sixth consecutive quarter of year-over-year improvement, despite overall industry conditions that are average at best. This consistent performance reflects our commitment to growth and improving the fundamentals of our business, " said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "We are particularly encouraged with our progress in Europe, where we believe our OE business is back on track now that the emissions control business has substantially recovered."

         The company captured savings in the quarter through a continued intense focus on controlling costs. SGA&E (selling, general, administrative and engineering expense), as a percent of sales, was 11.0 percent, compared with 11.6 percent in the second quarter of 2002. Project Genesis, the company's restructuring program, generated $7 million in savings in the second quarter, bringing the year-to-date savings to $13 million. The company anticipates total annualized savings of $27 million from Project Genesis in 2003. The company also generated almost $7 million in savings from Six Sigma, $13 million in savings year-to-date, and is well on track to meet its goal of $20 million in Six Sigma savings for the year.

         The second quarter 2003 results include a pre-tax restructuring related expense of $1 million, or 3-cents per diluted share, a pre-tax expense of $5 million, or 7-cents per diluted share, related to the write-off of debt issuance costs that were deferred on the senior debt the company paid down with the proceeds of a $350 million bond offering, and a tax benefit of $8 million, or 19-cents per diluted share, related to a favorable tax resolution. The second quarter 2002 results include a pre-tax benefit of $11 million, or 13-cents per diluted share, for the sale of the company's York, U.K. manufacturing facility and a pre-tax restructuring related expense of $2 million, or 2-cents per diluted share.

         The company continues to win new business with global original equipment manufacturers. The company won 18 new OE business awards in the quarter estimated to add $147 million of incremental revenue over five years beginning in 2003, including being selected as the full service exhaust supplier for the Ford gas and diesel 2007 model year F-Series Super-Duty truck. On the aftermarket side, the company added new business worth an estimated $11 million in annualized revenue with new customers in Europe and North America.

         "Our business units have a renewed emphasis on growth this year, and we delivered some strong results this quarter," Frissora said. "The shrinking exhaust aftermarket worldwide continues to have the greatest impact on our aftermarket results. We are offsetting some of this downturn by adding incremental business and not letting up on our efforts to do everything possible to take out costs, especially in distribution."

         Cash flow before financing activity was a negative $35 million during the second quarter 2003. Negative cash flow during the quarter was driven by increased working capital and higher tax settlement costs. Due to the seasonality of its business, cash use is typically higher in the second quarter as the company moves into the spring and summer selling seasons in the aftermarket. While working capital increased overall, the company made substantial progress toward its inventory reduction goals, generating $36 million in cash flow from reduced inventories. Total borrowings increased $54 million during the quarter, which included $12 million in fees paid in connection with the $350 million senior secured note offering. Tenneco Automotive's total bank and bond debt was $1.497 billion at the end of the second quarter 2003.

         Tenneco Automotive again significantly outperformed the requirements of its bank debt covenants. At June 30, the leverage ratio was 4.56, below the maximum limit of 5.50; the fixed charge coverage ratio was 1.32, exceeding the minimum required ratio of 0.90; and the interest coverage ratio was 2.33, exceeding the minimum required ratio of 1.75.

         NORTH AMERICA
              o Softer OE production during the quarter contributed to a 7 percent decrease in North American original equipment revenue to $365 million versus second quarter 2002 revenue of $391 million. The decline was driven in part by lower precious metal prices on pass-through catalytic converter sales. The company's continued strong position on top-selling platforms helped offset the even larger overall industry decline in sales.

              o North American aftermarket revenue was $136 million versus $148 million one year ago. The 8 percent decline was primarily the result of a 17 percent decline in the aftermarket exhaust business.

              o EBIT for North American operations was $49 million compared with $53 million in the second quarter of 2002, which included $1 million in restructuring related expenses. EBIT was impacted by the continued decline in the exhaust aftermarket and, to a lesser extent, lower OE volumes. Improved manufacturing efficiency and continued emphasis on controlling costs helped partially offset these factors.

         EUROPE
              o European original equipment revenue increased to $286 million in the quarter versus $231 million in second quarter 2002. Before catalytic converter pass-through sales and the impact of favorable currency exchange rates, revenue was still up 5 percent, versus an estimated industry decline of 4 percent. The revenue increase was driven by the company's position on top-selling vehicles and the launch of several high-volume platforms.

              o European aftermarket revenue was $102 million compared with $90 million in the second quarter of 2002. Excluding the impact of favorable currency, second quarter 2003 revenue was $84 million. The decrease was driven by the industry decline in the exhaust segment.

              o European EBIT was $11 million, flat year-over-year. EBIT for the quarter includes $1 million of restructuring related expense and $4 million of favorable currency effects. Second quarter 2002 EBIT includes an $11 million gain on the sale of the York, U.K. facility and restructuring related expenses of $1 million.

              o Before these items, EBIT improved significantly, primarily driven by improved operational efficiencies throughout the European operations, particularly in the original equipment emissions control business, where gross margin increased almost 5 percentage points from the prior year. Project Genesis savings added $4 million to earnings but were substantially offset by the impact of lower aftermarket sales.


         REST OF WORLD
              o Revenue from Asian operations increased 36 percent to $40 million in the quarter. New business and strong OE volumes in China continue to drive the growth.

              o In South America, the company reported revenue of $29 million, an increase over $28 million in second quarter 2002. Currency devaluations in both Brazil and Argentina had a $2 million negative impact on revenues.

              o The company's Australian operations reported revenues of $40 million compared with $31 million in second quarter 2002, a 32 percent increase. Strong volumes on key platforms and a favorable currency exchange rate of $7 million impacted revenues.

              o Combined EBIT for Asia, South America and Australia was $7 million, flat with the previous year. Weak economic conditions in key South American markets offset higher revenues and EBIT gains in China.


         Tenneco Automotive closed on its bond offering of $350,000,000 of 10.25 percent senior secured notes in the quarter, which provides liquidity and greater financial flexibility going forward. The company used proceeds from the notes to pay off $87 million of borrowings under its revolving credit facility and to repay $251 million in senior term loans that were amortizing at the rate of $94 million annually through 2005. The company incurred $12 million in costs to complete the offering and expects to incur up to $19 million in higher annual interest expense. The notes are senior secured obligations of Tenneco Automotive and those subsidiaries that guarantee the notes, and will mature on July 15, 2013 with interest payable semi-annually beginning on January 15, 2004.

         "We are very pleased with the successful completion of our bond offering and the positive response from the financial community. We believe the success of this offering contributed in part to the 59 percent rise in our stock price and the significant rise in trading value of our other debt instruments during the quarter," said Frissora. "This refinancing transaction provides Tenneco Automotive with long-term financial flexibility to address our primary goal of total debt reduction. At the same time, the $87 million revolver pay down and the deferral of debt amortization payments of over $210 million through 2005 strengthens the company's near-term liquidity, giving us sufficient resources to adjust to market uncertainties as we continue to implement strategies to grow the top line of our business and improve our operating performance."

         The company also announced today a change to its retiree medical benefits program, which will provide participating retirees with continued access to group health coverage while reducing Tenneco Automotive's subsidization of the program. Based on current estimates, the company anticipates that this change will increase its net income by approximately $7 million annually, beginning in the third quarter of 2003.

         Attachment 1 to this press release provides additional information on Tenneco Automotive's second quarter 2003 results.

         CONFERENCE CALL INFORMATION
         The company will host a conference call on July 22, 2003 at 10:30 a.m. Eastern time. The dial-in number is 888-709-9420 domestic or 210-234-8312 international. The passcode is Tenneco Auto. The call will be available on the financial section of the Tenneco Automotive web site at www.tenneco-automotive.com. A copy of this press release, which includes in the attachments financial information to be discussed on this call, is also available on the financial and news sections of the Tenneco Automotive web site at www.tenneco-automotive.com. A recording of this call will be available one hour following the completion of the call on July 22 through July 29, 2003. To access this recording, dial 800-396-1242 domestic or 402-220-9833 international and enter passcode 8400.

         Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R)

         Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.

         This press release contains forward-looking statements. Words such as "taking", "focused", "goal", "expect", "anticipate", "should", "believe", "plan", "remain", "confident", "continue," "will", "may", "can", "intend", "continue", "estimate" and "seek" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business and the overall highly competitive nature of the automotive parts industry; (v) changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xi) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; (xiii) acts of war, riots or terrorism as well as actions taken or to be taken by the United States or other governments as a result of acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates and (xiv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2002.

                                  Attachment 1


              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                           STATEMENTS OF INCOME (LOSS)
                                    Unaudited
                           THREE MONTHS ENDED JUNE 30,



                                                                        2003          2002
                                                                      ---------     ---------
Net sales and operating revenues:                                       $ 998         $ 948
                                                                        =====         =====

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                  779 (a)       743 (d)
   Engineering, Research and Development                                   13            17
   Selling, General and Administrative                                     97            93
   Depreciation and Amortization of Other Intangibles                      41            35
                                                                        -----         -----
          Total Costs and Expenses                                        930           888
                                                                        =====         =====

Gain on sale of assets                                                      -            11 (e)
Loss on sale of receivables                                                (1)           (1)
Other Income (Loss)                                                         -             1
                                                                        -----         -----
Total Other Income (Loss)                                                  (1)           11
                                                                        -----         -----

Income (Loss) before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                           49            53 (d)
   Europe                                                                  11 (a)        11 (d) (e)
   Other                                                                    7             7
                                                                        -----         -----
                                                                           67            71
Less:
   Interest expense (net of
     interest capitalized)                                                 38 (b)        36
   Income tax expense (benefit)                                             3 (c)        16
   Minority interest                                                        2             -
Income (loss) before Cumulative Effect of
                                                                        -----         -----
   Change in Accounting Principle                                          24            19
                                                                        -----         -----

Cumulative Effect of Change in Accounting
   Principle, net of income tax                                             -             -

                                                                        -----         -----
Net income (loss)                                                       $  24         $  19
                                                                        =====         =====

Average common shares outstanding:
   Basic                                                                 40.4          39.7
                                                                        =====         =====
   Diluted                                                               41.3          41.8
                                                                        =====         =====

Earnings (loss) per share of common stock:
   Basic-
      Before Cumulative Effect of Change in Accounting Principle        $0.59         $0.48
      Cumulative Effect of Change in Accounting Principle                   -             -
                                                                        -----         -----
                                                                        $0.59         $0.48
                                                                        =====         =====

   Diluted-
      Before Cumulative Effect of Change in Accounting Principle        $0.58         $0.45
      Cumulative Effect of Change in Accounting Principle                   -             -
                                                                        -----         -----
                                                                        $0.58         $0.45
                                                                        =====         =====


(a) Includes restructuring and restructuring related charges of $1 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in cost of sales. Geographically all of the charge is recorded in Europe.
(b) Includes a pre-tax expense of $5 million, $3 million after-tax or $.07 per share related to the write-off of debt issuance costs that were defined on the senior debt we paid down with the proceeds of the $350 million bond offering.
(c) Includes a $8 million or $.19 per share tax benefit related to the resolution of outstanding tax issues.
(d) Includes restructuring and other charges of $2 million pre-tax, $1 million after-tax or $0.02 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in both North America and Europe.
(e) Includes a gain on the sale of a UK facility of $11 million pre-tax, $5 million after-tax or $0.13 per share. Geographically, all of the gain is recorded in Europe.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                           STATEMENTS OF INCOME (LOSS)
                                    Unaudited
                            SIX MONTHS ENDED JUNE 30,



                                                                         2003            2002
                                                                      -----------     -----------
Net sales and operating revenues:                                       $ 1,919         $ 1,757
                                                                        =======         =======

Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                  1,522 (a)       1,383 (d)
   Engineering, Research and Development                                     32              31
   Selling, General and Administrative                                      185             186 (e)
   Depreciation and Amortization of Other Intangibles                        80              69
                                                                        -------         -------
          Total Costs and Expenses                                        1,819           1,669
                                                                        =======         =======

Gain on sale of assets                                                        -              11 (f)
Loss on sale of receivables                                                  (1)             (1)
Other Income (Loss)                                                          (1)              -
                                                                        -------         -------
Total Other Income (Loss)                                                    (2)             10
                                                                        -------         -------

Income (Loss) before Interest Expense,
 Income Taxes, and Minority Interest
   North America                                                             77 (a)          72 (d) (e)
   Europe                                                                    10 (a)          16 (d) (e) (f)
   Other                                                                     11              10
                                                                        -------         -------
                                                                             98              98
Less:
   Interest expense (net of
     interest capitalized)                                                   69 (b)          72
   Income tax expense (benefit)                                               1 (c)           8 (g)
   Minority interest                                                          3               1
Income (loss) before Cumulative Effect of
                                                                        -------         -------
   Change in Accounting Principle                                            25              17
                                                                        -------         -------

Cumulative Effect of Change in Accounting
   Principle, net of income tax                                               -            (218)

                                                                        -------         -------
Net income (loss)                                                       $    25         $  (201)
                                                                        =======         =======

Average common shares outstanding:
   Basic                                                                   40.2            39.7
                                                                        =======         =======
   Diluted                                                                 41.1            41.4
                                                                        =======         =======

Earnings (loss) per share of common stock:
   Basic-
      Before Cumulative Effect of Change in Accounting Principle        $  0.61         $  0.42
      Cumulative Effect of Change in Accounting Principle                     -           (5.49)
                                                                        -------         -------
                                                                        $  0.61         $ (5.07)
                                                                        =======         =======

   Diluted-
      Before Cumulative Effect of Change in Accounting Principle        $  0.60         $  0.41
      Cumulative Effect of Change in Accounting Principle                     -           (5.49)
                                                                        -------         -------
                                                                        $  0.60         $ (5.08)
                                                                        =======         =======


(a) Includes restructuring and restructuring related charges of $6 million pre-tax, $3 million after-tax or $0.09 per share. The entire charge is recorded in cost of sales. Geographically, $3 million is recorded in North America and $3 million in Europe.
(b) Includes a pre-tax expense of $5 million, $3 million after-tax or $.07 per share related to the write-off of debt issuance costs that were defined on the senior debt we paid down with the proceeds of the $350 million bond offering.
(c) Includes a $11 million or $.26 per share tax benefit related to the resolution of outstanding tax issues.
(d) Includes restructuring and restructuring related charges of $3 million pre-tax, $1 million after-tax or $0.04 per share. The entire charge is recorded in cost of sales. Geographically, $2 million is recorded in North America and $1 million in Europe.
(e) Includes costs associated with the amendment of the senior debt agreement of $2 million pre-tax, $1 million after-tax or $0.03 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.
(f) Includes a gain on the sale of a UK facility of $11 million pre-tax, $5 million after-tax or $0.13 per share. Geographically, all of the gain is recorded in Europe.
(g) Includes a $4 million or $.10 per share tax benefit related to lower-than-expected costs for withholding taxes. The lower cost of tax withholding for the fourth quarter 2001 tax repatriation transaction resulted from an amendment in the senior debt agreement allowing a more efficient transaction to be completed.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  BALANCE SHEET
                                   (Unaudited)
                                   (Millions)

                                                             June 30, 2003      December 31, 2002
                                                             -------------      -----------------

 Assets

           Cash and Temporary Cash Investments                   $    58            $    54

           Receivables, Net                                          522                409

           Inventories                                               355                352

           Other Current Assets                                      162                151

           Investments and Other Assets                              507                512

           Plant, Property, and Equipment, Net                     1,069              1,026
                                                                 -------            -------

           Total Assets                                          $ 2,673            $ 2,504
                                                                 =======            =======




Liabilities and Shareowners' Equity

           Short-Term Debt                                       $   111            $   228

           Accounts Payable                                          567                505

           Accrued Taxes                                              22                 40

           Accrued Interest                                           18                 23

           Other Current Liabilities                                 207                220

           Long-Term Debt                                          1,386              1,217

           Deferred Income Taxes                                      76                103

           Deferred Credits and Other Liabilities                    260                243

           Minority Interest                                          20                 19

           Total Shareholders' Equity                                  6                (94)
                                                                 -------            -------

           Total Liabilities and Shareholders' Equity            $ 2,673            $ 2,504
                                                                 =======            =======

              Tenneco Automotive Inc. and Consolidated Subsidiaries
                             Statement of Cash Flows
                                   (Unaudited)
                                   (Millions)


                                                                                  Six Months Ended
                                                                                       June 30,
                                                                                -----------------------
                                                                                2003              2002
                                                                                -----             -----
Operating activities:
  Net income (loss) before cumulative effect of change in accounting
        principle, net of tax                                                   $  25             $  17
  Adjustments to reconcile income (loss)
   to net cash provided (used) by operating activities -
    Depreciation and amortization                                                  80                69
    Deferred income taxes                                                         (10)               (8)
    (Gain)/loss on sale of businesses and assets, net                               -               (10)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                  (87)              (50)
      (Inc.)/dec. in inventories                                                   24                 9
      (Inc.)/dec. in prepayments and other current assets                          (1)               (4)
      Inc./(dec.) in payables                                                      30                76
      Inc./(dec.) in taxes accrued                                                (19)                2
      Inc./(dec.) in interest accrued                                              (5)                -
      Inc./(dec.) in other current liabilities                                    (19)               26
    Other                                                                          10                (3)
                                                                                -----             -----
Net cash provided (used) by operating activities                                   28               124

Investing activities:
  Net proceeds from sale of assets                                                  3                18
  Expenditures for plant, property & equipment                                    (54)              (52)
  Investments and other                                                            (2)               13
                                                                                -----             -----
Net cash provided (used) by investing activities                                  (53)              (21)
                                                                                -----             -----

Net Cash provided (used) before financing activities                              (25)              103

Financing activities:
  Proceeds from capital contributions                                               1                 -
  Issuance of long-term debt                                                      350                 -
  Debt issuance costs on long-term debt                                           (12)                -
  Retirement of long-term debt                                                   (276)              (25)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                   (25)              (71)
  Other                                                                            (1)                -
                                                                                -----             -----
Net cash provided (used) by financing activities                                   37               (96)
                                                                                -----             -----

Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                        (8)               (8)
                                                                                -----             -----

Inc./(dec.) in cash and temporary cash investments                                  4                (1)
Cash and temporary cash investments, January 1                                     54                53
                                                                                -----             -----
Cash and temporary cash investments, June 30                                    $  58             $  52
                                                                                =====             =====

Cash paid during the period for interest                                        $  67             $  72
Cash paid during the period for income taxes                                    $  30             $  16

                                  Attachment 2

                               TENNECO AUTOMOTIVE
              RECONCILIATION OF GAAP(1) RESULTS TO NON-GAAP RESULTS
                                    Unaudited



                                                                                              Q2 2003             Q2 2002
                                                                                        ------------------   ------------------
                                                                                        Amount   Per Share   Amount   Per Share
                                                                                        ------   ---------   ------   ---------
Net Income before Cumulative Effect of Change in Accounting Principle (GAAP measure)     $ 24      $0.58      $ 19      $0.45

After tax adjustments (reflects non-GAAP measures):
        Restructuring and restructuring related expenses                                    1       0.03         1       0.02
        Tax settlement adjustment                                                          (8)     (0.19)        -          -
        Debt issuance cost write off                                                        3       0.07         -          -
        Gain on sale of York facility                                                       -          -        (5)     (0.13)
        Amendment fee                                                                       -          -         -          -
        Tax repatriation reversal                                                           -          -         -          -
                                                                                         ----      -----      ----      -----

Non-GAAP earnings measure(2)                                                             $ 20      $0.49      $ 15      $0.34
                                                                                         ====      =====      ====      =====


                                                                                                      Q1 2003
                                                                                        -------------------------------------
                                                                                         North              Rest of
                                                                                        America    Europe    World      Total
                                                                                        -------    ------   -------     -----
Net income (loss)                                                                        $  -      $   -      $  -      $  24

Cumulative effect of change in accounting principle, net of income tax                      -          -         -          -

Minority interest                                                                           -          -         -          2

Income tax expense (benefit)                                                                -          -         -          3

Interest expense (net of interest capitalized)                                              -          -         -         38
                                                                                                                        -----
Income(loss) before interest expense, income taxes and minority interest (GAAP measure)    49         11         7         67

Depreciation and amortization of other intangibles                                         24         14         3         41
                                                                                         ----      -----      ----      -----

Total EBITDA(3)                                                                          $ 73      $  25      $ 10      $ 108
                                                                                         ====      =====      ====      =====


                                                                                                        Q2 2002
                                                                                        -------------------------------------
                                                                                         North               Rest of
                                                                                        America    Europe     World     Total
                                                                                        -------    ------    -------    -----
Net income (loss)                                                                        $  -      $   -      $  -      $  19

Cumulative effect of change in accounting principle, net of income tax                      -          -         -          -

Minority interest                                                                           -          -         -          -

Income tax expense (benefit)                                                                -          -         -         16

Interest expense (net of interest capitalized)                                              -          -         -         36
                                                                                                                        -----
Income(loss) before interest expense, income taxes and minority interest (GAAP measure)    53         11         7         71

Depreciation and amortization                                                              22         10         3         35
                                                                                         ----      -----      ----      -----

Total EBITDA(3)                                                                          $ 75      $  21      $ 10      $ 106
                                                                                         ====      =====      ====      =====



(1) Generally Accepted Accounting Principles

(2) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP results in order to reflect the results for the second quarters of 2003 and 2002 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measure to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both the GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before cumulative effect of change in accounting principle, interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's ability to incur and service debt. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                               TENNECO AUTOMOTIVE
              RECONCILIATION OF GAAP(1) RESULTS TO NON-GAAP RESULTS
                                    Unaudited



                                                                                                YTD 2003              YTD 2002
                                                                                            ----------------      ----------------
                                                                                            Amount   Per Share    Amount   Per Share
                                                                                            ------   ---------    ------   ---------
Net Income before Cumulative Effect of Change in Accounting Principle (GAAP measure)        $  25      $0.60      $  17      $0.41

After tax adjustments (reflects non-GAAP measures):
        Restructuring and restructuring related expenses                                        3       0.09          1       0.04
        Tax settlement adjustment                                                             (11)     (0.26)         -          -
        Debt issuance cost write off                                                            3       0.07          -          -
        Gain on sale of York facility                                                           -          -         (5)     (0.13)
        Amendment fee                                                                           -          -          1       0.03
        Tax repatriation reversal                                                               -          -         (4)     (0.10)
                                                                                            -----      -----      -----      -----

Non-GAAP earnings measure(2)                                                                $  20      $0.50      $  10      $0.25
                                                                                            =====      =====      =====      =====


                                                                                                          YTD 2003
                                                                                            --------------------------------------
                                                                                             North               Rest of
                                                                                            America    Europe     World      Total
                                                                                            -------    ------     -----      -----
Net income (loss)                                                                           $   -      $   -      $   -      $  25

Cumulative effect of change in accounting principle, net of income tax                          -          -          -          -

Minority interest                                                                               -          -          -          3

Income tax expense (benefit)                                                                    -          -          -          1

Interest expense (net of interest capitalized)                                                  -          -          -         69
                                                                                                                             -----
Income(loss) before interest expense, income taxes and minority interest (GAAP measure)        77         10         11         98

Depreciation and amortization of other intangibles                                             46         28          6         80
                                                                                            -----      -----      -----      -----

Total EBITDA(3)                                                                             $ 123      $  38      $  17      $ 178
                                                                                            =====      =====      =====      =====


                                                                                                          YTD 2002
                                                                                            --------------------------------------
                                                                                             North               Rest of
                                                                                            America    Europe     World      Total
                                                                                            -------    ------     -----      -----
Net income (loss)                                                                           $   -      $   -      $   -      $(201)

Cumulative effect of change in accounting principle, net of income tax                          -          -          -        218

Minority interest                                                                               -          -          -          1

Income tax expense (benefit)                                                                    -          -          -          8

Interest expense (net of interest capitalized)                                                  -          -          -         72
                                                                                                                             -----
Income(loss) before interest expense, income taxes and minority interest (GAAP measure)        72         16         10         98

Depreciation and amortization                                                                  43         20          6         69
                                                                                            -----      -----      -----      -----

Total EBITDA(3)                                                                             $ 115      $  36      $  16      $ 167
                                                                                            =====      =====      =====      =====


(1) Generally Accepted Accounting Principles

(2) Tenneco Automotive presents the above reconciliation of GAAP to non-GAAP results in order to reflect the results for the first half of 2003 and 2002 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measure to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both the GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before cumulative effect of change in accounting principle, interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Automotive has presented EBITDA because it regularly reviews EBITDA as a measure of the company's ability to incur and service debt. In addition, Tenneco Automotive believes its debt holders utilize and analyze our EBITDA for similar purposes. Tenneco Automotive also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

                               TENNECO AUTOMOTIVE
               RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
                                    Unaudited


                                                                                 Q2 2003
                                                 ----------------------------------------------------------------------
                                                                                         Pass-through      Revenues
                                                                                            Sales          Excluding
                                                                             Revenues      Excluding       Currency
                                                              Currency       Excluding     Currency    and Pass-through
                                                 Revenues      Impact        Currency       Impact           Sales
                                                 --------     --------       ---------   ------------  ----------------
North America Aftermarket
     Ride Control                                  $ 90         $  -           $ 90          $  -            $ 90
     Exhaust                                         46            -             46             -              46
                                                   ----         ----           ----          ----            ----
     Total North America Aftermarket                136            -            136             -             136

North America Original Equipment
     Ride Control                                   118            -            118             -             118
     Exhaust                                        247            5            242            75             167
                                                   ----         ----           ----          ----            ----
     Total North America Original Equipment         365            5            360            75             285

Total North America                                 501            5            496            75             421

Europe Aftermarket
     Ride Control                                    53           10             43             -              43
     Exhaust                                         49            8             41             -              41
                                                   ----         ----           ----          ----            ----
     Total Europe Aftermarket                       102           18             84             -              84

Europe Original Equipment
     Ride Control                                    64           11             53             -              53
     Exhaust                                        222           37            185            56             129
                                                   ----         ----           ----          ----            ----
     Total Europe Original Equipment                286           48            238            56             182

Total Europe                                        388           66            322            56             266

Asia                                                 40            -             40            14              26

South America                                        29           (2)            31             3              28

Australia                                            40            7             33             4              29
                                                   ----         ----           ----          ----            ----

Total Rest of World                                 109            5            104            21              83

Total Tenneco Automotive                           $998         $ 76           $922          $152            $770
                                                   ====         ====           ====          ====            ====



                                                                                 Q2 2002
                                                 ----------------------------------------------------------------------
                                                                                         Pass-through      Revenues
                                                                                            Sales          Excluding
                                                                             Revenues      Excluding       Currency
                                                              Currency       Excluding     Currency    and Pass-through
                                                 Revenues      Impact        Currency       Impact           Sales
                                                 --------     --------       ---------   ------------  ----------------
North America Aftermarket
     Ride Control                                  $ 92         $  -           $ 92          $  -            $ 92
     Exhaust                                         56            -             56             -              56
                                                   ----         ----           ----          ----            ----
     Total North America Aftermarket                148            -            148             -             148


North America Original Equipment
     Ride Control                                   114            -            114             -             114
     Exhaust                                        277            -            277            90             187
                                                   ----         ----           ----          ----            ----
     Total North America Original Equipment         391            -            391            90             301

Total North America                                 539            -            539            90             449

Europe Aftermarket
     Ride Control                                    44            -             44             -              44
     Exhaust                                         46            -             46             -              46
                                                   ----         ----           ----          ----            ----
     Total Europe Aftermarket                        90            -             90             -              90

Europe Original Equipment
     Ride Control                                    49            -             49             -              49
     Exhaust                                        182            -            182            57             125
                                                   ----         ----           ----          ----            ----
     Total Europe Original Equipment                231            -            231            57             174

Total Europe                                        321            -            321            57             264

Asia                                                 29            -             29            12              17

South America                                        28            -             28             3              25

Australia                                            31            -             31             1              30
                                                   ----         ----           ----          ----            ----

Total Rest of World                                  88            -             88            16              72

Total Tenneco Automotive                           $948         $  -           $948          $163            $785
                                                   ====         ====           ====          ====            ====


Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.

                               TENNECO AUTOMOTIVE
               RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
                                    Unaudited


                                                                           Six Months Ended June 30, 2003
                                                    ------------------------------------------------------------------------------
                                                                                                  Pass-through       Revenues
                                                                                                     Sales           Excluding
                                                                                    Revenues        Excluding        Currency
                                                                    Currency        Excluding       Currency      and Pass-through
                                                    Revenues         Impact         Currency         Impact            Sales
                                                    --------        --------        ---------     ------------    ----------------
North America Aftermarket
     Ride Control                                    $  162          $    -           $  162          $    -          $  162
     Exhaust                                             82               -               82               -              82
                                                     ------          ------           ------          ------          ------
     Total North America Aftermarket                    244               -              244               -             244

North America Original Equipment
     Ride Control                                       234               -              234               -             234
     Exhaust                                            504               5              499             162             337
                                                     ------          ------           ------          ------          ------
     Total North America Original Equipment             738               5              733             162             571

Total North America                                     982               5              977             162             815

Europe Aftermarket
     Ride Control                                        88              16               72               -              72
     Exhaust                                             90              16               74               -              74
                                                     ------          ------           ------          ------          ------
     Total Europe Aftermarket                           178              32              146               -             146

Europe Original Equipment
     Ride Control                                       121              20              101               -             101
     Exhaust                                            434              71              363             114             249
                                                     ------          ------           ------          ------          ------
     Total Europe Original Equipment                    555              91              464             114             350

Total Europe                                            733             123              610             114             496

Asia                                                     76               -               76              27              49

South America                                            55              (9)              64               5              59

Australia                                                73              11               62               7              55
                                                     ------          ------           ------          ------          ------

Total Rest of World                                     204               2              202              39             163

Total Tenneco Automotive                             $1,919          $  130           $1,789          $  315          $1,474
                                                     ======          ======           ======          ======          ======


                                                                            Six Months Ended June 30, 2002
                                                    ------------------------------------------------------------------------------
                                                                                                  Pass-through       Revenues
                                                                                                     Sales           Excluding
                                                                                    Revenues        Excluding        Currency
                                                                    Currency        Excluding       Currency      and Pass-through
                                                    Revenues         Impact         Currency         Impact            Sales
                                                    --------        --------        ---------     ------------    ----------------
North America Aftermarket
     Ride Control                                    $  176          $    -           $  176          $    -          $  176
     Exhaust                                             98               -               98               -              98
                                                     ------          ------           ------          ------          ------
     Total North America Aftermarket                    274               -              274               -             274


North America Original Equipment
     Ride Control                                       214               -              214               -             214
     Exhaust                                            518               -              518             175             343
                                                     ------          ------           ------          ------          ------
     Total North America Original Equipment             732               -              732             175             557

Total North America                                   1,006               -            1,006             175             831

Europe Aftermarket
     Ride Control                                        72               -               72               -              72
     Exhaust                                             83               -               83               -              83
                                                     ------          ------           ------          ------          ------
     Total Europe Aftermarket                           155               -              155               -             155

Europe Original Equipment
     Ride Control                                        90               -               90               -              90
     Exhaust                                            348               -              348             104             244
                                                     ------          ------           ------          ------          ------
     Total Europe Original Equipment                    438               -              438             104             334

Total Europe                                            593               -              593             104             489

Asia                                                     47               -               47              17              30

South America                                            54               -               54               5              49

Australia                                                57               -               57               2              55
                                                     ------          ------           ------          ------          ------

Total Rest of World                                     158               -              158              24             134

Total Tenneco Automotive                             $1,757          $    -           $1,757          $  303          $1,454
                                                     ======          ======           ======          ======          ======


Tenneco Automotive presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, pass-through catalytic converter sales include precious metals pricing, which may be volatile. While Tenneco Automotive's original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding pass-through catalytic converter sales removes this impact. Tenneco Automotive uses this information to analyze the trend in revenues before these factors. Tenneco Automotive believes investors find this information useful in understanding period to period comparisons in the company's revenues.